SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS

FILED PURSUANT TO §240.13d-1(a) AND AMENDMENTS THERETO

FILED PURSUANT TO §240.13d-2(a)

(Amendment No. 9)

Fresh Del Monte Produce Inc.

(Name of Issuer)

Ordinary Shares, par value $0.01 per share

(Title of Class of Securities)

G36738105

(CUSIP Number)

Bruce A. Jordan

Senior Vice President, General Counsel and Secretary

Fresh Del Monte Produce Inc.

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(305) 520-8400

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2014

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of §240.13d-1(e), § 240.13d-1(f) or § 240.13d-1(g), check the following box  ☐.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G36738105	13D	Page 2 of 50

1.	NAMES OF REPORTING PERSONS Mohammad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 5,832,458 (See Item 5)
	8.	SHARED VOTING POWER 13,477,535 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 5,832,458 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,309,993 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 35.4% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 3 of 50

1.	NAMES OF REPORTING PERSONS Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 3,384,477 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 3,384,477 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,384,477 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.2% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 4 of 50

1.	NAMES OF REPORTING PERSONS Oussama Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,966,489 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,966,489 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,966,489 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 5 of 50

1.	NAMES OF REPORTING PERSONS Sumaya Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,761,666 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,761,666 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,761,666 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 6 of 50

1.	NAMES OF REPORTING PERSONS Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,710,052 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,710,052 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,710,052 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 7 of 50

1.	NAMES OF REPORTING PERSONS Hanan Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 341,801 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 341,801 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 341,801 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 8 of 50

1.	NAMES OF REPORTING PERSONS Wafa Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 321,901 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 321,901 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,901 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 9 of 50

1.	NAMES OF REPORTING PERSONS Fatima Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 265,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 265,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 10 of 50

1.	NAMES OF REPORTING PERSONS Nariman Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 212,652 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 212,652 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,652 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 11 of 50

1.	NAMES OF REPORTING PERSONS Maha Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 197,134 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 197,134 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,134 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 12 of 50

1.	NAMES OF REPORTING PERSONS Kareem Zaki Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 35,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 35,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 13 of 50

1.	NAMES OF REPORTING PERSONS Ahmad Mohammad Ahmad Abu Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 14 of 50

1.	NAMES OF REPORTING PERSONS Basma Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 15 of 50

1.	NAMES OF REPORTING PERSONS Hani Maher Abou-Ghazaleh Al-Jaouhari
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000(1) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000(1) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000(1) (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(1)	Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder. Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CUSIP No. G36738105	13D	Page 16 of 50

1.	NAMES OF REPORTING PERSONS Mazen Abou Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 17 of 50

1.	NAMES OF REPORTING PERSONS Mohamed Amir Ahmed Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 18 of 50

1.	NAMES OF REPORTING PERSONS Rasha Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 19 of 50

1.	NAMES OF REPORTING PERSONS Sima Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States and Lebanon (dual citizenship)
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 20 of 50

1.	NAMES OF REPORTING PERSONS Sumaya Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 21 of 50

1.	NAMES OF REPORTING PERSONS Farah Sheik Alsagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 22 of 50

1.	NAMES OF REPORTING PERSONS Mohamed Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 23 of 50

1.	NAMES OF REPORTING PERSONS Rabie Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 24 of 50

1.	NAMES OF REPORTING PERSONS Royal Executive Services S.P.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 25 of 50

1.	NAMES OF REPORTING PERSONS Ghada Abdullah Hasan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 26 of 50

1.	NAMES OF REPORTING PERSONS Oussama Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 12,900 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 12,900 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,900 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 27 of 50

1.	NAMES OF REPORTING PERSONS Omar Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 11,600 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 11,600 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 28 of 50

1.	NAMES OF REPORTING PERSONS Yasmina Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 11,600 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 11,600 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 29 of 50

1.	NAMES OF REPORTING PERSONS Abdulaziz Shikh Al Sagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,500 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,500 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,500 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 30 of 50

1.	NAMES OF REPORTING PERSONS Aya Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 31 of 50

1.	NAMES OF REPORTING PERSONS Mohamad Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 32 of 50

1.	NAMES OF REPORTING PERSONS Tara Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 33 of 50

1.	NAMES OF REPORTING PERSONS Layla Ali Farouki
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

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1.	NAMES OF REPORTING PERSONS Tarek Maher Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 6,654 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 6,654 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,654 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

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1.	NAMES OF REPORTING PERSONS Doha Challah Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 850 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 850 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP No. G36738105	13D	Page 36 of 50

This Amendment No. 9 (“Amendment No. 9”) to Schedule 13D amends and supplements the statement on Schedule 13D originally filed on September 17, 1998, as amended by Amendment No. 1 thereto filed on January 28, 1999, Amendment No. 2 thereto filed on July 30, 2003, Amendment No. 3 thereto filed on November 13, 2007, Amendment No. 4 thereto filed on February 24, 2009, Amendment No. 5 thereto filed on June 15, 2009, Amendment No. 6 thereto filed on January 26, 2010, Amendment No. 7 thereto filed on July 7, 2010 and Amendment No. 8 thereto filed on March 17, 2011 (the “Schedule 13D”), with respect to the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), of Fresh Del Monte Produce Inc., a Cayman Islands exempted company (the “Company”). This Amendment No. 9 amends (i) Item 1 in order to update information therein, (ii) Item 2 in order to update information therein, (iii) Item 5 to reflect the current beneficial ownership and the percentage of the class of Ordinary Shares beneficially owned by the Reporting Persons, as adjusted from the information previously set forth in the Schedule 13D to reflect immaterial acquisitions and dispositions and the number of outstanding Ordinary Shares as of the date set forth on the cover of this Amendment No. 9, and (iv) Item 7 to add an exhibit. Except as otherwise set forth herein, this Amendment No. 9 does not modify any of the information previously reported by the Reporting Persons in the Schedule 13D or reflect any change in information from the date set forth on the cover of this Amendment No. 9 through the date set forth on the signature pages of this Amendment No. 9. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 1. Security and Issuer.

The response set forth in Item 1 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

This beneficial ownership statement on Schedule 13D (this “Schedule 13D”) relates to the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), of Fresh Del Monte Produce Inc., a Cayman Islands exempted company (the “Company”). The Company’s principal executive offices are located at 241 Sevilla Avenue, Coral Gables, Florida 33134.

For purposes of this Schedule 13D, the term “Reporting Persons” means, collectively, the reporting persons listed in the column titled “Reporting Persons” in Item 5(a) of this Schedule 13D.

Item 2. Identity and Background.

The response set forth in Item 2 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

This Amendment No. 9 is hereby filed by the Reporting Persons.

(a) Names of the Reporting Persons.

(1) Mohammad Abu-Ghazaleh

(2) Amir Abu-Ghazaleh

(3) Oussama Abu-Ghazaleh

(4) Sumaya Abu-Ghazaleh

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(5) Maher Abu-Ghazaleh

(6) Hanan Abu-Ghazaleh

(7) Wafa Abu-Ghazaleh

(8) Fatima Abu-Ghazaleh

(9) Nariman Abu-Ghazaleh

(10) Maha Abu-Ghazaleh

(11) Kareem Zaki Abughazaleh

(12) Ahmad Mohammad Ahmad Abu Ghazaleh

(13) Basma Amir Abu-Ghazaleh

(14) Hani Maher Abou-Ghazaleh Al-Jaouhari

(15) Mazen Abou Ghazaleh

(16) Mohamed Amir Ahmed Abughazaleh

(17) Rasha Mohamad Abu-Ghazaleh

(18) Sima Maher Abu-Ghazaleh

(19) Sumaya Mohamad Abu-Ghazaleh

(20) Farah Sheik Alsagha

(21) Mohamed Glilah

(22) Rabie Glilah

(23) Royal Executive Services S.P.A.

(24) Ghada Abdullah Hasan Yabroudi

(25) Oussama Glilah

(26) Omar Abu-Ghazaleh

(27) Yasmina Abu-Ghazaleh

(28) Abdulaziz Shikh Al Sagha

(29) Aya Ahmad Abu-Ghazaleh

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(30) Mohamad Ahmad Abu-Ghazaleh

(31) Tara Ahmad Abu-Ghazaleh

(32) Layla Ali Farouki

(33) Tarek Maher Abughazaleh

(34) Doha Challah Abughazaleh

The Schedule 13D previously included Samer Maher Abughazaleh, Faisal Abdullah Hassan Yabroudi, Hasan Abdullah Hasan Yabroudi and Omar Abdullah Hasan Yabroudi as Reporting Persons. Each of those individuals no longer beneficially owns any Ordinary Shares and is no longer a Reporting Person for purposes of this Schedule 13D.

(b) Residence or business address of the Reporting Persons.

(1) The business address of each of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(2) The business address of each of Amir Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Maher Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Kareem Zaki Abughazaleh, Ahmad Mohammad Ahmad Abu Ghazaleh, Basma Amir Abu-Ghazaleh, Mazen Abou Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Rasha Mohamad Abu-Ghazaleh, Sima Maher Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Farah Sheik Alsagha, Mohamed Glilah, Rabie Glilah, Ghada Abdullah Hasan Yabroudi, Oussama Glilah, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Abdulaziz Shikh Al Sagha, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki, Tarek Maher Abughazaleh and Doha Challah Abughazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(3) The business address of each of Royal Executive Services S.P.A. and Hani Maher Abou-Ghazaleh Al-Jaouhari is Callao 2970, Of. 309 - Las Condes, Santiago, Chile.

(c) Present principal occupation or employment.

(1) Mohammad Abu-Ghazaleh’s present principal occupation is Chairman of the Board, Director and Chief Executive Officer of the Company. The Company’s global business is primarily the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce. The Company’s principal executive office is located at Walker House, Mary Street, P.O. Box 908 GT, Georgetown, Grand Cayman, Cayman Islands, and its U.S. executive office is located at c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida, 33134.

(2) Amir Abu-Ghazaleh’s present principal occupation is General Manager of Abu-Ghazaleh International Company. The principal business of Abu-Ghazaleh International Company is the distribution and marketing of fresh produce. The address of Abu-Ghazaleh International Company is P.O. Box 1767, Dubai, United Arab Emirates. Amir Abu-Ghazaleh is also a Director of the Company.

CUSIP No. G36738105	13D	Page 39 of 50

(3) Oussama Abu-Ghazaleh’s present principal occupation is as an individual investor.

(4) Sumaya Abu-Ghazaleh’s present principal occupation is retiree.

(5) Maher Abu-Ghazaleh’s present principal occupation is Managing Director of Suma International General Trading and Contracting Company, whose principal business is cold storage and whose address is P.O. Box 215 Safat, 13003 Kuwait.

(6) Each of Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Mazen Abou Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Farah Sheik Alsagha, Mohamed Glilah, Rabie Glilah, Ghada Abdullah Hasan Yabroudi, Oussama Glilah, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki and Doha Challah Abughazaleh currently is not employed outside the home.

(7) Kareem Zaki Abughazaleh’s present principal occupation is General Manager of District Investment & Development, a real estate development firm in the United Arab Emirates.

(8) Ahmad Mohammad Ahmad Abu Ghazaleh’s present principal occupation is Chief Executive Officer of Arab Wings, a provider of private jet charter and aircraft management services. The address of Arab Wings is P.O. Box 15031 Amman 11134 Jordan.

(9) Hani Maher Abou-Ghazaleh Al-Jaouhari’s present principal occupation is Chief Executive Officer of Royal Executive Services S.P.A. Royal Executive Services S.P.A. is a Chilean corporation and a provider of executive concierge services. The address of Royal Executive Services S.P.A. is Callao 2970, Of. 309 - Las Condes, Santiago, Chile. Royal Executive Services S.P.A. is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari.

(10) Mohamed Amir Ahmed Abughazaleh’s present principal occupation is Managing Director of Univest LLC, a real estate consulting firm. The address of Univest LLC is P.O. Box: 1767, Dubai, United Arab Emirates.

(11) Sima Maher Abu-Ghazaleh’s present principal occupation is Assistant Teacher.

(12) Abdulaziz Shikh Al Sagha’s present principal occupation is Intern at The Capital Trust Group, a private equity, corporate advisory and real estate firm. The address of The Capital Trust Group is 49 Mount Street, London, W1K 2SD, United Kingdom.

(13) Tarek Maher Abughazaleh’s present principal occupation is Project Manager at Clemenceau Medical Center. The address of Clemenceau Medical Center is Clemenceau Street, P.O. Box 11-2555, Beirut, Lebanon.

(d) None of the Reporting Persons, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

(e) None of the Reporting Persons, during the last five years, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP No. G36738105	13D	Page 40 of 50

(f) Citizenship.

(1) Each of Mohammad Abu-Ghazaleh, Amir Abu-Ghazaleh, Hanan Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima
Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Ahmad Mohammad Ahmad Abu Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Aya Ahmad Abu-Ghazaleh, Mohamad Ahmad Abu-Ghazaleh and Tara Ahmad Abu-Ghazaleh is a citizen of Jordan.

(2) Each of Oussama Abu-Ghazaleh and Hani Maher Abou-Ghazaleh Al-Jaouhari is a citizen of Chile.

(3) Each of Sumaya Abu-Ghazaleh, Maher Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Sima Maher Abu-Ghazaleh and Ghada Abdullah Hasan Abdullah Yabroudi is a citizen of Lebanon.

(4) Kareem Zaki Abughazaleh is a citizen of the United Kingdom.

(5) Each of Mazen Abou Ghazaleh and Mohamed Amir Ahmed Abughazaleh is a citizen of the United Arab Emirates.

(6) Each of Sima Maher Abu-Ghazaleh, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Layla Ali Farouki and Tarek Maher Abughazaleh is a citizen of the United States.

(7) Each of Farah Sheik Alsagha and Abdulaziz Shikh Al Sagha is a citizen of Syria.

(8) Each of Mohamed Glilah, Rabie Glilah and Oussama Glilah is a citizen of Belgium.

(9) Doha Challah Abughazaleh is a citizen of Canada.

Item 5. Interest in Securities of the Issuer.

The response set forth in Item 5 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

(a) The following table sets forth, as of the date set forth on the cover of this Amendment No. 9, the aggregate number and percentage of Ordinary Shares beneficially owned by each Reporting Person. Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein. To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

CUSIP No. G36738105	13D	Page 41 of 50

	Ordinary Shares Beneficially Owned
Reporting Person	Outstanding Ordinary Shares	Ordinary Shares Underlying Currently Outstanding Restricted Share Units and Related Dividend Equivalent Units	Ordinary Shares Underlying Currently Outstanding Stock Options	Aggregate Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Mohammad Abu-Ghazaleh	18,850,953	34,190	424,850	19,309,993	35.4%
Amir Abu-Ghazaleh	3,378,227	—	6,250	3,384,477	6.2%
Oussama Abu-Ghazaleh	2,966,489	—	—	2,966,489	5.5%
Sumaya Abu-Ghazaleh	2,761,666	—	—	2,761,666	5.1%
Maher Abu-Ghazaleh	2,710,052	—	—	2,710,052	5.0%
Hanan Abu-Ghazaleh	341,801	—	—	341,801	*
Wafa Abu-Ghazaleh	321,901	—	—	321,901	*
Fatima Abu-Ghazaleh	265,000	—	—	265,000	*
Nariman Abu-Ghazaleh	212,652	—	—	212,652	*
Maha Abu-Ghazaleh	197,134	—	—	197,134	*
Kareem Zaki Abughazaleh	35,000	—	—	35,000	*
Ahmad Mohammad Ahmad Abu Ghazaleh	15,000	—	—	15,000	*
Basma Abu-Ghazaleh	15,000	—	—	15,000	*
Hani Maher Abou-Ghazaleh Al-Jaouhari(2)	15,000	—	—	15,000	*
Mazen Abou Ghazaleh	15,000	—	—	15,000	*
Mohamed Amir Ahmed Abughazaleh	15,000	—	—	15,000	*
Rasha Mohamad Abu-Ghazaleh	15,000	—	—	15,000	*
Sima Maher Abu-Ghazaleh	15,000	—	—	15,000	*
Sumaya Mohamad Abu-Ghazaleh	15,000	—	—	15,000	*
Farah Sheik Alsagha	15,000	—	—	15,000	*
Mohamed Glilah	15,000	—	—	15,000	*
Rabie Glilah	15,000	—	—	15,000	*
Royal Executive Services S.P.A.(2)	15,000	—	—	15,000	*
Ghada Abdullah Hasan Yabroudi	15,000	—	—	15,000	*
Oussama Glilah	12,900	—	—	12,900	*
Omar Abu-Ghazaleh	11,600	—	—	11,600	*
Yasmina Abu-Ghazaleh	11,600	—	—	11,600	*
Abdulaziz Shikh Al Sagha	10,500	—	—	10,500	*
Aya Ahmad Abu-Ghazaleh	10,000	—	—	10,000	*
Mohamad Ahmad Abu-Ghazaleh	10,000	—	—	10,000	*
Tara Ahmad Abu-Ghazaleh	10,000	—	—	10,000	*
Layla Ali Farouki	10,000	—	—	10,000	*
Tarek Maher Abughazaleh	6,654	—	—	6,654	*
Doha Challah Abughazaleh	850	—	—	850	*

*	Less than 0.1%.
(1)	Based on 54,151,923 Ordinary Shares outstanding as of December 31, 2014.
(2)	Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder. Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CUSIP No. G36738105	13D	Page 42 of 50

(b) The following table sets forth, as of the date set forth on the cover of this Amendment No. 9, the number of Ordinary Shares beneficially owned by each Reporting Person over which such person has sole voting power, shared voting power, sole dispositive power or shared dispositive power. Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein. To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

	Ordinary Shares Beneficially Owned
Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Mohammad Abu-Ghazaleh	5,832,458	13,477,535	5,832,458	—
Amir Abu-Ghazaleh	—	3,384,477	3,384,477	—
Oussama Abu-Ghazaleh	—	2,966,489	2,966,489	—
Sumaya Abu-Ghazaleh	—	2,761,666	2,761,666	—
Maher Abu-Ghazaleh	—	2,710,052	2,710,052	—
Hanan Abu-Ghazaleh	—	341,801	341,801	—
Wafa Abu-Ghazaleh	—	321,901	321,901	—
Fatima Abu-Ghazaleh	—	265,000	265,000	—
Nariman Abu-Ghazaleh	—	212,652	212,652	—
Maha Abu-Ghazaleh	—	197,134	197,134	—
Kareem Zaki Abughazaleh		35,000	35,000
Ahmad Mohammad Ahmad Abu Ghazaleh	—	15,000	15,000	—
Basma Abu-Ghazaleh	—	15,000	15,000	—
Hani Maher Abou-Ghazaleh Al-Jaouhari(2)	—	15,000	15,000	—
Mazen Abou Ghazaleh	—	15,000	15,000	—
Mohamed Amir Ahmed Abughazaleh	—	15,000	15,000	—
Rasha Mohamad Abu-Ghazaleh	—	15,000	15,000	—
Sima Maher Abu-Ghazaleh	—	15,000	15,000	—
Sumaya Mohamad Abu-Ghazaleh	—	15,000	15,000	—
Farah Sheik Alsagha	—	15,000	15,000	—
Mohamed Glilah	—	15,000	15,000	—
Rabie Glilah	—	15,000	15,000	—
Royal Executive Services S.P.A.(2)	—	15,000	15,000	—
Ghada Abdullah Hasan Yabroudi	—	15,000	15,000	—
Oussama Glilah	—	12,900	12,900	—
Omar Abu-Ghazaleh	—	11,600	11,600	—
Yasmina Abu-Ghazaleh	—	11,600	11,600	—
Abdulaziz Shikh Al Sagha	—	10,500	10,500	—
Aya Ahmad Abu-Ghazaleh	—	10,000	10,000	—
Mohamad Ahmad Abu-Ghazaleh	—	10,000	10,000	—
Tara Ahmad Abu-Ghazaleh	—	10,000	10,000	—
Layla Ali Farouki	—	10,000	10,000	—
Tarek Maher Abughazaleh	—	6,654	6,654	—
Doha Challah Abughazaleh		850	850	—

(2)	Represents 15,000 shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari, its sole shareholder. Mr. Abou-Ghazaleh expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(c) To the knowledge of the Reporting Persons, the Reporting Persons have not effected any transactions in the Ordinary Shares during the 60-day period prior to the date set forth on the signature pages of this Amendment No. 9, except as described in this Amendment No. 9.

CUSIP No. G36738105	13D	Page 43 of 50

Reporting Person	Date	Number of Shares	Price
Mohammad Abu-Ghazaleh	December 4 and December 5, 2014	47,237 (exercise of stock options and sale of underlying shares) (2)	$34.2868* for 33,729 shares and $34.3566* for 13,508 shares
Mohammad Abu-Ghazaleh	December 8 and December 9, 2014	47,749 (exercise of stock options and sale of underlying shares) (3)	$34.4091* for 12,077 shares and $34.1012* for 35,672 shares
Mohammad Abu-Ghazaleh	December 10, 2014	700 (exercise of stock options and sale of underlying shares) (4)	$33.9457*
Mohammad Abu-Ghazaleh	December 30, 2014	8,455 (exercise of stock options and sale of underlying shares) (5)	$33.9269*
Mohammad Abu-Ghazaleh	December 31, 2014	3,100 (exercise of stock options and sale of underlying shares) (6)	$34.0226*
Mohammad Abu-Ghazaleh	January 8, 2015	661 (exercise of stock options and sale of underlying shares) (7)	$33.90
Mohammad Abu-Ghazaleh	January 21 and January 22, 2015	35,896 (exercise of stock options and sale of underlying shares) (8)	$34.2506* for 3,000 shares and $34.4908* for 32,896 shares
Mohammad Abu-Ghazaleh	January 23 and January 26, 2015	54,032 (exercise of stock options and sale of underlying shares) (9)	$34.4525* for 17,805 shares and $34.3724* for 36,227 shares
Mohammad Abu-Ghazaleh	January 27 and January 28, 2015	8,391 (exercise of stock options and sale of underlying shares) (10)	$34.29* for 4,232 shares and $34.2157* for 4,159 shares
Mohammad Abu-Ghazaleh	January 29, 2015	11,628 (exercise of stock options and sale of underlying shares) (11)	$34.2782*

CUSIP No. G36738105	13D	Page 44 of 50

*	Represents a weighted average price.
(1)	As reported on a Form 4 filed with the Securities and Exchange Commission (the “SEC”) by Mr. Abu-Ghazaleh on December 2, 2014.
(2)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on December 8, 2014.
(3)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on December 10, 2014.
(4)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on December 12, 2014.
(5)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on December 31, 2014.
(6)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on January 5, 2015.
(7)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on January 9, 2015.
(8)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on January 23, 2015.
(9)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on January 27, 2015.
(10)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazaleh on January 29, 2015.
(11)	As reported on a Form 4 filed with the SEC by Mr. Abu-Ghazeleh on February 2, 2015.

Item 7. Material to be Filed as Exhibits.

The following text is added at the end of Item 7.

17.	Form of Power of Attorney in favor of Marissa Tenazas, Bruce Jordan and Richard Contreras, entered into by each Reporting Person.

CUSIP No. G36738105	13D	Page 45 of 50

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015

MOHAMMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AMIR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

OUSSAMA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SUMAYA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHER ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

HANAN ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP No. G36738105	13D	Page 46 of 50

WAFA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

FATIMA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

NARIMAN ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

KAREEM ZAKI ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

BASMA AMIR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP No. G36738105	13D	Page 47 of 50

HANI MAHER ABOU-GHAZALEH AL-JAOUHARI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAZEN ABOU GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MOHAMED AMIR AHMED ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

RASHA MOHAMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SIMA MAHER ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SUMAYA MOHAMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

FARAH SHEIK ALSAGHA

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP No. G36738105	13D	Page 48 of 50

MOHAMED GLILAH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

RABIE GLILAH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

ROYAL EXECUTIVE SERVICES S.P.A.

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHA ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF GHADA ABDULLAH HASAN YABROUDI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

OUSSAMA GLILAH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF OMAR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP No. G36738105	13D	Page 49 of 50

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF YASMINA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

ABDULAZIZ SHEKH AL-SAGHA

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF AYA AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF MOHAMAD AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF TARA AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP No. G36738105	13D	Page 50 of 50

RASHA MOHAMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF LAYLA ALI FAROUKI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

TAREK MAHER ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

DOHA CHALLAH ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact